NEWS RELEASE


For Immediate Release                                 For More Information
September 20, 2001                                    Contact: David D. Rinehart
                                                      President & CEO
                                                      Phone: (979)779-2900




               THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY
                 COMPLETES ITS REVIEW OF STRATEGIC ALTERNATIVES


Bryan, Texas - The Bryan-College Station Financial Holding Company, the parent company of First Federal Savings Bank, Bryan-College Station, Texas today announced that it has decided to discontinue its search for a strategic alliance as it did not receive a satisfactory offer. In December 2000, the Company had engaged Hoefer & Arnett for the specific purpose of evaluating the potential for a strategic alliance with another company.

Mr. David D. Rinehart, President and Chief Executive Officer stated that while an active search for a merger partner has been discontinued, the Company will continue in its plan to build shareholder value by enhancing our retail deposit franchise and loan origination platform. Rinehart also stated that the Company expects to convene an annual meeting in early November 2001 and that an annual report and proxy materials will be mailed out to shareholders of record.

The Bryan-College Station Financial Holding Company is the holding company for its wholly owned subsidiary, First Federal Savings Bank. First Federal is an independent, community-based bank that operates two full-service offices in the Bryan-College Station area, as well as a loan production office in College Station.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including fluctuations in interest rates, the economic conditions in the region, the ability to penetrate new markets and other risk factors. The Company disclaims any obligation to publicly announce future events or developments, which affect the forward-looking statements herein.